As filed with the Securities and Exchange Commission on August 27, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUXILIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3016883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

(484) 321-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Armando Anido

Chief Executive Officer and President

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

(484) 321-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer Evans Stacey, Esq.

Executive Vice President, General Counsel, Human Resources

and Secretary

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

Telephone: (484) 321-5900

Michael N. Peterson, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Telephone: (215) 963-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share
Preferred Stock, par value $.01 per share
Debt Securities
Warrants (2)
Total (3)	$150,000,000(4)	$150,000,000(4)(5)(6)	$4,605

(1)	These offered securities may be sold separately, together or as units with other offered securities.

(2)	The warrants represent rights to purchase the other classes of securities of Auxilium Pharmaceuticals, Inc. registered hereunder.

(3)	This registration statement also registers such indeterminate amounts of securities as may be issued upon conversion or settlement of, or in exchange for, the securities registered hereunder and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, such indeterminable number of shares as may be issued upon conversion or exchange as a result of stock splits, stock dividends or similar transactions.

(4)	Represents an indeterminate number or aggregate principal amount of the securities being registered for issuance at various times and at indeterminate prices, with an aggregate initial offering price not to exceed $150,000,000 or the equivalent thereof in one or more currencies, foreign currency units or composite currencies. Such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(6)	Exclusive of accrued interest, distributions and dividends, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 27, 2007

$150,000,000

AUXILIUM PHARMACEUTICALS, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

This prospectus relates to shares of common stock, shares of preferred stock, debt securities and debt and equity warrants that we, Auxilium Pharmaceuticals, Inc., may sell from time to time in one or more offerings. The aggregate initial offering price of the securities we may sell in these offerings will not exceed $150,000,000 (such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount). This prospectus will allow us to issue securities over time. We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document.

The securities offered by this prospectus and any prospectus supplement may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. You should read this prospectus and each applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the Nasdaq Global Market under the symbol “AUXL.” The last reported sale price of our common stock on the Nasdaq Global Market on August 24, 2007 was $20.05 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system, or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risk. See “ Risk Factors” beginning on page 4 of this prospectus. You should read carefully this document and any applicable prospectus supplement before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

Auxilium, XIAFLEX and the Auxilium logo are registered trademarks of Auxilium Holdings Inc. All other trademarks appearing in this prospectus are the property of their respective holders.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell:

•	shares of common stock,

•	shares of one or more series of preferred stock,

•	one or more series of debt securities, and

•	warrants to purchase shares of common stock or preferred stock, debt securities or any combination of such shares and debt securities,

separately, together or as units with other offered securities, in one or more offerings. The aggregate initial offering price of the securities we sell in these offerings, will not exceed $150,000,000 (such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount). This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements together with the additional information described below under the heading “Where You Can Find More Information” before you decide whether to invest in the securities.

You should rely only upon the information contained in, or incorporated into, this prospectus and the applicable prospectus supplements that contain specific information about the securities we are offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise provided in this prospectus, unless the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Auxilium Pharmaceuticals, Inc. and its subsidiaries. To understand our offering of these securities fully, you should read this entire document carefully, including particularly the “Risk Factors” section and the documents identified in the section entitled “Where You Can Find More Information,” as well as the applicable prospectus supplements that contain specific information about the securities we are offering.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, or incorporated by reference in this prospectus, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our strategy, progress and timing of development programs and related trials, the efficacy of our product candidates, the commercial benefits available to us as a result of our agreements with third parties, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “future,” “continue,” or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Although forward-looking statements are based on our current plans or assessments that are believed to be reasonable as of the date of this prospectus, they inherently involve certain risks and uncertainties. These forward-looking statements are subject to a number of risks and uncertainties including those discussed herein under “Risk Factors.”

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, the documents that we incorporate by reference in this prospectus and any applicable prospectus supplement completely and with the understanding that our actual future results, performance, achievements and prospects may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, the documents that we incorporate by reference in this prospectus and any applicable prospectus supplement. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

AUXILIUM PHARMACEUTICALS, INC.

We are a specialty biopharmaceutical company with a focus on developing and marketing products to urologists, endocrinologists, orthopedists and select primary care physicians. We currently have 289 full-time employees, including a sales and marketing organization of approximately 190 people. Our only marketed product, Testim®, is a proprietary, topical 1% testosterone once-a-day gel indicated for the treatment of hypogonadism. Hypogonadism is defined as reduced or absent secretion of testosterone which can lead to symptoms such as low energy, loss of libido, adverse changes in body composition, irritability and poor concentration. We launched Testim in the first quarter of 2003.

Our current product pipeline includes:

Phase III:

•

XIAFLEX™ (formerly referred to as AA4500), injectable collagenase enzyme for the treatment of Dupuytren’s contracture, a condition that affects the connective tissue that lies beneath the skin in the palm.

Phase II:

•	XIAFLEX, injectable collagenase enzyme for the treatment of Peyronie’s disease, a disease characterized by a plaque or hard lump that occurs on the penis.

•

XIAFLEX, injectable collagenase enzyme for the treatment of Frozen Shoulder syndrome (or Adhesive Capsulitis), a disorder of diminished shoulder motion, characterized by restriction in both active and passive range of motion of the shoulder joint.

Phase I:

•	AA4010, treatment for overactive bladder using our transmucosal film delivery system.

Preclinical:

•	two pain products using our transmucosal film delivery system (with rights to develop six other compounds for the treatment of pain).

In addition to the above, we have the rights to develop other hormone and urologic products using our transmucosal film technology and the option to license other indications for XIAFLEX, other than dermal products for topical administration.

Our principal executive offices are located at 40 Valley Stream Parkway, Malvern, Pennsylvania, 19355, our telephone number is (484) 321-5900 and our Internet website address is www.auxilium.com. We have included our website address as an inactive textual reference only. Neither the contents of our website, nor any other website that may be accessed from our website, is incorporated in or otherwise considered a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, the information set forth in the section of this prospectus entitled “Forward-Looking Statements”, and all other information contained or incorporated by reference in this prospectus, before deciding whether to invest in our securities. Our business, operating results, financial condition and prospects could be adversely affected by any of the following risks and the risks set forth in our filings with the Securities and Exchange Commission (“SEC”) which are incorporated by reference in this prospectus and set forth in the “Where You Can Find More Information” section of this prospectus. The risks and uncertainties described below are not the only ones facing our company. There may be additional risks that we presently do not know of or that we currently believe are immaterial which could also impair our business, financial condition, operating results or prospects. Any of the following risks, either alone or taken together, could materially and adversely, affect our business, financial condition, operating results or prospects. As a result, the market price of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Financial Results and Need for Additional Financing

We have incurred significant losses since our inception and may not achieve profitability in the foreseeable future.

We have incurred significant losses since our inception, including net losses of $21.9 million for the six month period ended June 30, 2007. As of June 30, 2007, we had an accumulated deficit of $205.4 million. We expect to continue to incur substantial expenses, including milestone payments, as we:

•	market and sell Testim, our only approved product, through our expanded sales force;

•

develop XIAFLEX, our product candidate for the treatment of Dupuytren’s contracture, Peyronie’s disease and Adhesive Capsulitis, or Frozen Shoulder syndrome; AA4010, our overactive bladder transmucosal film product candidate; and our pain transmucosal film product candidates and any other product candidates that we license or acquire;

•	develop, and subsequently maintain, our manufacturing processes at scale;

•	seek regulatory approval for our product candidates;

•	prepare for the launch of and commercialize any of our product candidates that receive marketing approval or any approved products that we acquire or in-license; and

•	acquire or in-license new technologies or development stage or approved products.

Accordingly, we expect to continue to incur substantial additional losses for the foreseeable future. In order to achieve and maintain profitability, we will need to generate significantly greater revenues from Testim and any other product candidate for which we receive marketing approval. As a result, we are unsure when we will become profitable, if at all. If we fail to achieve profitability within the time frame expected by investors, the value of our common stock may decline substantially.

Because we have a limited operating history, our future results are unpredictable, and therefore, our common stock is a highly speculative investment.

We commenced operations in the fourth quarter of 1999 and have a limited operating history for you to evaluate our business. Accordingly, you must consider our prospects in light of the risks and difficulties encountered by companies in their early stages. The risks and difficulties that we may encounter include:

•	increasing the sales of Testim, our only product with marketing approval;

•

successfully developing, obtaining marketing approval for and manufacturing or having manufactured our current product candidates, including XIAFLEX, for the treatment of Dupuytren’s contracture, Peyronie’s disease, and Frozen Shoulder syndrome, AA4010 for the treatment of overactive bladder and our pain transmucosal film product candidates;

•	successfully identifying and developing new product candidates;

•	effectively commercializing any approved product candidates that we develop or any approved products that we acquire;

•	responding to competitive pressures from other businesses, including the launch of any products, including generics, that compete with Testim in the treatment of hypogonadism;

•	identifying and negotiating favorable agreements with third parties for the manufacture, distribution and marketing and sales of our approved products; and

•	effectively managing our relationships with vendors and third parties.

All of our revenues to date have been generated from the sale or out-licensing of Testim, and, if these revenues do not grow, and we cannot commercialize new products, we will not become profitable.

Our only product with marketing approval is Testim and our product revenues to date have been generated solely from the sale and out-licensing of Testim. Until such time as we develop, acquire or in-license additional products that are approved for marketing, we will continue to rely on Testim for all of our revenues. Accordingly, our success depends significantly on our ability to increase sales of Testim. Our sales and marketing efforts may not be successful in increasing prescriptions for Testim. Sales of Testim are subject to the following risks, among others:

•	growth of the overall androgen market which may be influenced by sales and marketing efforts of Solvay Pharmaceuticals, Inc., or Solvay, or its co-promotion partners;

•	acceptance by the medical community or the general public of Testim or testosterone as a safe or effective therapy for hypogonadism;

•	increasing awareness and continued acceptance of hypogonadism by the medical community, regulators or the general public as a medical disorder requiring treatment;

•	illegal substitution by pharmacists of AndroGel for Testim;

•	pressures from existing or new competing products, including generic products, that may provide therapeutic, convenience or pricing advantages over Testim or may garner a greater share of voice;

•	failure of third-party payors to provide coverage and sufficient reimbursement for Testim; and

•	impact of coverage and reimbursement changes, including Medicare Part D coverage and reimbursement.

For the foreseeable future, if we are unable to grow Testim sales and out-licensing revenues, we will be unable to increase our revenues or achieve profitability and we may be forced to delay or change our current plans to develop other product candidates.

If we are unable to meet our needs for additional funding in the future, we may be required to limit, scale back or cease our operations.

Our operations to date have generated substantial and increasing needs for cash. Our negative cash flows from operations are expected to continue for at least the foreseeable future. Our strategy contains elements that we will not be able to execute without outside funding. Specifically, we may need to raise additional capital to:

•	enhance or expand our sales and marketing efforts for Testim or other products we may co-promote, acquire, in-license or develop;

•	fund our product development, including clinical trials;

•	commercialize and supply any product candidates that receive regulatory approval; and

•	acquire or in-license approved products or product candidates or technologies for development.

We believe that our existing cash resources and interest on these funds will be sufficient to meet our anticipated operating requirements until at least 2009. Our future funding requirements will depend on many factors, including:

•	Testim market acceptance and sales growth;

•	our ability to realize sales efficiency and effectiveness of our sales force;

•	growth of the overall androgen market which may be influenced by Solvay’s sales and marketing efforts;

•	third-party payor coverage and reimbursement for Testim;

•	the cost of manufacturing, distributing, marketing and selling Testim;

•	the scope, rate of progress and cost of our product development activities;

•	future clinical trial results;

•	the terms and timing of any future collaborative, licensing, co-promotion and other arrangements that we may establish;

•	the cost and timing of regulatory approvals;

•	the costs of supplying and commercializing XIAFLEX and any of our product candidates;

•	increased administrative costs to support a growing infrastructure;

•	acquisition or in-licensing costs;

•	the effect of competing technological and market developments;

•	changes to the regulatory approval process for product candidates in those jurisdictions, including the U.S., in which we may be seeking approval for our product candidates;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products and technologies.

These factors could result in variations from our currently projected operating and liquidity requirements. If our existing resources are insufficient to satisfy our liquidity requirements, we may need to borrow money or sell additional equity or debt securities. We may not be able to borrow money on commercially reasonable terms. Moreover, the terms of the sale of any equity or debt securities may not be acceptable to us and could result in substantial dilution of your investment. If we are unable to obtain this additional financing, we may be required to:

•	reduce the size or scope, or both, of our sales and marketing efforts for Testim or any of our future products;

•	delay or reduce the scope of, or eliminate one or more of our planned development, commercialization or expansion activities;

•	seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and/or

•

relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we currently market or would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of our common stock to decline.

Variations in our quarterly operating results are difficult to predict and may fluctuate significantly from period to period. We are a relatively new company and our sales prospects are uncertain. We have been selling Testim, our only approved product, since the first quarter of 2003 and cannot predict with certainty the timing or level of sales of Testim in the future. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. In addition to the other factors discussed under these “Risk Factors,” specific factors that may cause fluctuations in our operating results include:

•	demand and pricing for Testim, including any change in wholesaler purchasing patterns or cost structures for our products or their services;

•	growth of the overall androgen market which may be influenced by Solvay’s sales and marketing efforts;

•	prescription levels relating to physician and patient acceptance of, and prescription costs for, Testim or any of our future products;

•	government or private healthcare reimbursement policies;

•	changes to the regulatory approval process for product candidates in those jurisdictions, including the U.S., in which we may be seeking approval for our product candidates;

•	introduction of competing products, including generics;

•	any interruption in the manufacturing or distribution of Testim or any of our future products;

•	the timing and results of clinical trials for our product candidates;

•	the costs incurred in the manufacture of Testim and our product candidates;

•	our operating expenses, many of which are relatively fixed;

•	timing and costs associated with any new product or technology acquisitions we may complete;

•	variations in our rates of product returns, allowances and rebates and discounts; and

•	milestone payments.

Forecasting our revenues is further complicated by difficulties in estimating inventory levels at our wholesaler and chain drug store customers, prescription levels, the timing of purchases by wholesalers and retailers to replenish inventory and the occurrence and amount of product returns.

As a result of these factors, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance.

Risks Related to Development of Our Product Candidates

We may not be able to develop product candidates into viable commercial products, which would impair our ability to grow and could cause a decline in the price of our stock.

The process of developing product candidates involves a high degree of risk and may take several years. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including:

•	clinical trials may show our product candidates to be ineffective or not as effective as anticipated or to have harmful side effects or any unforeseen result;

•	our inability to enroll patients in clinical trials of XIAFLEX within the expected timeframes;

•	product candidates may fail to receive regulatory approvals required to bring the products to market;

•

manufacturing costs and delays and manufacturing problems in general, the inability to scale up to produce supplies for clinical trials or commercial supplies, or other factors may make our product candidates uneconomical;

•	the proprietary rights of others and their competing products and technologies may prevent our product candidates from being effectively commercialized or to obtain exclusivity; and

•	failure to meet one or more of management’s target product profile criteria.

Success in preclinical and early clinical trials does not ensure that large-scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict. Currently, there is substantial congressional and administration review of the regulatory approval process for drug candidates in the U.S. Any changes to the U.S. regulatory approval process could significantly increase the timing or cost of regulatory approval for our product candidates making further development uneconomical or impossible.

In addition, developing product candidates is very expensive and will have a significant impact on our ability to generate profits. Factors affecting our product development expenses include:

•	changes to the regulatory approval process for product candidates in those jurisdictions, including the U.S., in which we may be seeking approval for our product candidates;

•	the cost and timing of manufacturing clinical or commercial supplies of product candidates, including the cost and timing of the implementation of any necessary corrective actions;

•	our ability to raise any additional funds that we need to complete our trials;

•	the number and outcome of clinical trials conducted by us and/or our collaborators;

•	the number of products we may have in clinical development;

•	in-licensing or other partnership activities, including the timing and amount of related development funding, license fees or milestone payments; and

•	future levels of our revenue.

Our product development efforts also could result in large and immediate write-offs, significant milestone payments, incurrence of debt and contingent liabilities or amortization of expenses related to intangible assets, any of which could negatively impact our financial results. Additionally, if we are unable to develop our product candidates into viable commercial products, we may remain reliant solely on Testim sales for our revenues, potentially limiting our growth opportunities.

If clinical trials for our product candidates are delayed, we would be unable to commercialize our product candidates on a timely basis, which could materially harm our business.

Clinical trials that we may conduct may not begin on time or may need to be restructured or temporarily suspended after they have begun. Clinical trials can be delayed or may need to be restructured for a variety of reasons, including delays or restructuring related to:

•	changes to the regulatory approval process for product candidates in those jurisdictions, including the U.S., in which we may be seeking approval for our product candidates;

•	obtaining an investigational new drug exemption, or IND, or other regulatory approval to commence a clinical trial;

•	timing of responses required from regulatory authorities;

•	negotiating acceptable clinical trial agreement terms with prospective investigators or trial sites;

•	obtaining institutional review board, or equivalent, approval to conduct a clinical trial at a prospective site;

•	recruiting subjects to participate in a clinical trial;

•	competition in recruiting clinical investigators;

•	shortage or lack of availability of clinical trial supplies from external and internal sources;

•	the need to repeat clinical trials as a result of inconclusive results or poorly executed testing;

•	the placement of a clinical hold on a study;

•	the failure of third parties conducting and overseeing the operations of our clinical trials to perform their contractual or regulatory obligations in a timely fashion;

•	exposure of clinical trial subjects to unexpected and unacceptable health risks or noncompliance with regulatory requirements, which may result in suspension of the trial; and

•	manufacturing issues associated with clinical supplies.

Prior to commencing clinical trials in the U.S., we must have an effective IND for each of our product candidates. An IND has been filed and is effective for XIAFLEX for the treatment of Dupuytren’s contracture, XIAFLEX for the treatment of Peyronie’s disease, and XIAFLEX for the treatment of Frozen Shoulder syndrome; however, INDs have not been filed for AA4010 or our pain transmucosal film product candidates. We will not be able to commence clinical trials in the U.S. for these product candidates until we file, and the FDA fails to object to, an IND for each candidate.

We have four projects in clinical development, specifically XIAFLEX for the treatment of Dupuytren’s contracture, Peyronie’s disease and Frozen Shoulder syndrome, and AA4010. Completion of clinical trials for each product candidate will be required before commercialization. In December 2006, we suspended the dosing of patients in our ongoing phase III trials for XIAFLEX for the treatment of Dupuytren’s contracture because of an issue related to the manufacture of clinical supplies of XIAFLEX and, as a result, the FDA placed a clinical hold on our XIAFLEX trials for the treatment of Dupuytren’s disease and Peyronie’s disease. The FDA lifted the clinical hold in August 2007 and cleared us to resume our XIAFLEX trials. With regard to the development of XIAFLEX for the treatment of Peyronies’s disease, the FDA is requiring certain additional pre-clinical studies be completed prior to the initiation of the phase IIb dose ranging study or any other human study for Peyronie’s disease. If we experience delays in, or termination of, clinical trials, or fail to enroll patients in clinical trials in a timely manner or if the cost or timing of the regulatory approval process increases, our financial results and the commercial prospects for our product candidates will be adversely impacted. In addition, our product development costs would increase and our ability to generate additional revenue from new products could be impaired.

Adverse events or lack of efficacy in our clinical trials may force us to stop development of our product candidates or prevent regulatory approval of our product candidates, which could materially harm our business.

Patients participating in the clinical trials of our product candidates may experience serious adverse health events. A serious adverse health event includes death, a life-threatening condition, hospitalization, disability, congenital anomaly, or a condition requiring intervention to prevent permanent impairment or damage. The occurrence of any of these events could interrupt, delay, suspend or halt clinical trials of our product candidates and could result in the FDA, or other regulatory authorities, denying approval of our product candidates for any or all targeted indications. An institutional review board or independent data safety monitoring board, the FDA, other regulatory authorities or we may suspend or terminate clinical trials at any time. Our product candidates may prove not to be safe for human use. Any delay in the regulatory approval of our product candidates could increase our product development costs and allow our competitors additional time to develop or market competing products. If our product candidates do not receive the necessary regulatory approval, we may remain reliant on sales of Testim as our sole source of revenue.

Our failure to successfully in-license or acquire additional technologies, product candidates or approved products could impair our ability to grow.

We intend to in-license, acquire, develop and market additional products and product candidates so that we are not solely reliant on Testim sales for our revenues. Because we have limited internal research capabilities, we are dependent upon pharmaceutical and biotechnology companies and other researchers to sell or license products or technologies to us. The success of this strategy depends upon our ability to identify, select and acquire the right pharmaceutical product candidates, products and technologies. To date, we have in-licensed the formulation technology underlying Testim from Bentley Pharmaceuticals, Inc. (Bentley), AA4010 or pain transmucosal film product candidates from Formulation Technologies, L.L.C., d/b/a/PharmaForm (PharmaForm), and the enzyme underlying XIAFLEX from BioSpecifics Technologies Corp. (BioSpecifics).

We may not be able to successfully identify any other commercial products or product candidates to in-license, acquire or internally develop. Moreover, negotiating and implementing an economically viable in-licensing arrangement or acquisition is a lengthy and complex process. Other companies, including those with substantially greater resources, may compete with us for the in-licensing or acquisition of product candidates and approved products. We may not be able to acquire or in-license the rights to additional product candidates and approved products on terms that we find acceptable, or at all. If we are unable to in-license or acquire additional commercial products or product candidates, we may be reliant solely on Testim sales for revenues. As a result, our ability to grow our business or increase our profits could be severely limited.

If we engage in any acquisition, we will incur a variety of costs, and we may never realize the anticipated benefits of the acquisition.

Since our inception, we have acquired the underlying technology for Testim and all of our product candidates through in-licensing arrangements. The underlying technology for Testim was licensed from Bentley. The transmucosal film technology underlying AA4010 and the pain product candidates was licensed from PharmaForm. XIAFLEX our product candidate for Dupuytren’s contracture, Peyronie’s disease and Frozen Shoulder syndrome, was licensed from BioSpecifics. One of our strategies for business expansion is the acquisition of additional products and product candidates. We may attempt to acquire these product candidates, or other potentially beneficial technologies, through in-licensing or the acquisition of businesses, services or products that we believe are a strategic fit with our business. If we undertake an acquisition, the process of integrating any newly acquired business, technology, service or product into our existing operations could be expensive and time consuming and may result in unforeseen operating difficulties and expenditures and may divert significant management attention from our ongoing business operations. Moreover, we may fail to realize the anticipated benefits of any acquisition for a variety of reasons, such as an acquired product candidate proving to not be safe or effective in later clinical trials or not reaching its forecasted commercial potential. We may fund any future acquisition by issuing equity or debt securities, which could dilute your ownership percentage or limit our financial or operating flexibility as a result of restrictive covenants related to new debt. Acquisition efforts can consume significant management attention and require substantial expenditures, which could detract from our other programs. In addition, we may devote resources to potential acquisitions that are never completed. If we are unable to acquire and successfully integrate product candidates through in-licensing or the acquisition of businesses, services or products, we may remain reliant solely on Testim sales for revenue. In pursuing our acquisition strategy, we have expended significant management time, consulting costs and legal expenses without consummating transactions.

Risks Related to Regulatory Approval of Our Product Candidates

We are subject to numerous complex regulatory requirements and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

The testing, development, manufacture and distribution of our products are subject to regulation by numerous governmental authorities in the U.S., Europe and elsewhere. These regulations govern or affect the testing, manufacture, safety, labeling, storage, record-keeping, approval, distribution, advertising and promotion of Testim and our product candidates, as well as safe working conditions and the experimental use of animals. Noncompliance with any applicable regulatory requirements can result in refusal of the government to approve facilities for testing or manufacture of products as well as refusal to approve products for commercialization.

Noncompliance with any applicable regulatory requirements also can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, prohibitions or limitations on the commercial sale of products or refusal to allow the entering into of federal and state supply contracts. FDA and comparable governmental authorities have the authority to withdraw product approvals that have been previously granted. Currently, there is a substantial amount of congressional and administrative review of the FDA and the regulatory approval process for drug candidates in the U.S. As a result, there may be significant changes made to the regulatory approval process in the U.S. In addition, the regulatory requirements relating to the manufacturing, testing, labeling, promotion, marketing and distribution of our products may change in the U.S. or the other jurisdictions in which we may have obtained or be seeking regulatory approval for our products or product candidates. Such changes may increase our costs and adversely affect our operations.

Testosterone is listed by the U.S. Drug Enforcement Agency, or DEA, as a Schedule III substance under the Controlled Substances Act of 1970. The DEA classifies substances as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Our pain transmucosal film product candidates may also involve the use of scheduled substances. Scheduled substances are subject to DEA regulations relating to manufacturing, storage, distribution and physician prescription procedures. For example, all regular Schedule III drug prescriptions must be signed by a physician and may not be refilled. Furthermore, the amount of Schedule III substances we can obtain for clinical trials and commercial distribution is limited by the DEA and our quota may not be sufficient to complete clinical trials or meet commercial demand, if any.

Entities must be registered annually with the DEA to manufacture, distribute, dispense, import, export and conduct research using controlled substances. State controlled substance laws also require registration for similar activities. In addition, the DEA requires entities handling controlled substances to maintain records and file reports, follow specific labeling and packaging requirements, and provide appropriate security measures to control against diversion of controlled substances. Failure to follow these requirements can lead to significant civil and/or criminal penalties and possibly even lead to a revocation of a DEA registration.

Products containing controlled substances may generate public controversy. As a result, these products may have their marketing rights or regulatory approvals withdrawn. Political pressures and adverse publicity could lead to delays in, and increased expenses for, and limit or restrict the introduction and marketing of our product candidates. For some scheduled substances or any product, the FDA may require us to develop a comprehensive risk management program to reduce the inappropriate use of our products and product candidates, including the manner in which they are marketed and sold, so as to reduce the risk of improper patient selection and diversion or abuse of the product. Developing such a program in consultation with the FDA may be a time-consuming process and could delay approval of any of our product candidates. Such a program or delays of any approval from the FDA could increase our product development costs and may allow our competitors additional time to develop or market competing products.

Additionally, failure to comply with or changes to the regulatory requirements that are applicable to Testim or our other product candidates may result in a variety of consequences, including the following:

•	restrictions on our products or manufacturing processes;

•	warning letters;

•	withdrawal of Testim or a product candidate from the market;

•	voluntary or mandatory recall of Testim or a product candidate;

•	fines against us;

•	suspension or withdrawal of regulatory approvals for Testim or a product candidate;

•	suspension or termination of any of our ongoing clinical trials of a product candidate;

•	refusal to permit to import or export of our products;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	denial of permission to file an application or supplement in a jurisdiction;

•	product seizure; and

•	injunctions, consent decrees, or the imposition of civil or criminal penalties against us.

If our product candidates are not demonstrated to be sufficiently safe and effective, they will not receive regulatory approval and we will be unable to commercialize them.

Other than Testim, all of our other product candidates are in preclinical or clinical development and have not received regulatory approval from the FDA or any foreign regulatory authority. An IND has been filed and is effective for XIAFLEX for the treatment of Dupuytren’s contracture, XIAFLEX for the treatment of Peyronie’s disease, and XIAFLEX for the treatment of Frozen Shoulder syndrome; however, INDs have not been filed for AA4010 or our pain transmucosal film product candidates. The regulatory approval process typically is extremely expensive, takes many years and the timing or likelihood of any approval cannot be accurately predicted.

As part of the regulatory approval process, we must conduct preclinical studies and clinical trials for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate.

The results of preclinical studies and initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We cannot assure you that the data collected from the preclinical studies and clinical trials of our product candidates will be sufficient to support FDA or other regulatory approval. In addition, the continuation of a particular study after review by an institutional review board or independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.

The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	changes to the regulatory approval process for product candidates in those jurisdictions, including the U.S., in which we may be seeking approval for our product candidates;

•	a product candidate may not be deemed to be safe or effective;

•	the ability of the regulatory agency to provide timely responses as a result of its resource constraints;

•	the manufacturing processes or facilities may not meet the applicable requirements; and

•	changes in their approval policies or adoption of new regulations may require additional clinical trials or other data.

Any delay in, or failure to receive, approval for any of our product candidates or the failure to maintain regulatory approval for Testim could prevent us from growing our revenues or achieving profitability.

Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable regulations.

We are a relatively small company and we rely heavily on third parties to conduct many important functions. As a biopharmaceutical company, we are subject to a large body of legal and regulatory requirements. In addition, as a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002, or SOA, some of which have either only recently been adopted or are currently proposals subject to change. We cannot assure you that we are or will be in compliance with all potentially applicable laws and regulations. Failure to comply with all potentially applicable laws and regulations could lead to the imposition of fines, cause the value of our common stock to decline, impede our ability to raise capital or lead to the de-listing of our stock.

Our controls over external financial reporting may fail or be circumvented.

We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies. In addition, we are required under SOA to report annually on our internal control over financial reporting. If we, or our independent registered public accounting firm, determine that our internal control over financial reporting is not effective, this shortcoming could have an adverse effect on our business and financial results and the price of our common stock could be negatively affected. This reporting requirement could also make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulation concerning control and procedures could have a material effect on our business, results of operation and financial condition. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees and as executive officers.

Risks Related to Commercialization

If medical doctors do not prescribe our products or the medical profession or patients do not accept our products, our ability to grow or maintain our revenues will be limited.

Our business is dependent on market acceptance of our products by physicians, healthcare payors, patients and the medical community. Medical doctors’ willingness to prescribe, and patients’ willingness to accept, our products depend on many factors, including:

•	perceived safety and efficacy of our products;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects in both clinical trials and commercial use;

•	availability of alternative treatments;

•	cost effectiveness;

•	effectiveness of our marketing strategy and the pricing of our products;

•	publicity concerning our products or competing products; and

•	our ability to obtain third-party coverage or reimbursement.

Even though we have received regulatory approval for Testim, and even if we receive regulatory approval and satisfy the above criteria for any of our other product candidates, physicians may not prescribe, and patients may not accept, our products if we do not promote our products effectively. Factors that could affect our success in marketing our products include:

•	the adequacy and effectiveness of our sales force and that of any co-promotion partners;

•	the adequacy and effectiveness of our production, distribution and marketing capabilities;

•	the success of competing products, including generics; and

•	the availability and extent of reimbursement from third-party payors.

If any of our products or product candidates fails to achieve market acceptance, we may not be able to market and sell the products successfully, which would limit our ability to generate revenue and could harm our business.

If testosterone replacement therapies are perceived to create or create health risks, our sales of Testim may decrease and our operations may be harmed.

Recent studies of female hormone replacement therapy products have reported an increase in health risks. As a result of such studies, some companies that sell or develop female hormone replacement products have experienced decreased sales of these products, and in some cases, a decline in the value of their stock. Publications have, from time to time, suggested potential health risks associated with testosterone replacement therapy, or TRT. Potential health risks are described in various articles, including a 2002 article published in Endocrine Practice and a 1999 article published in the International Journal of Andrology. The potential health risks detailed are fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, including prostate cancer, increased cardiovascular disease risk and the suppression of sperm production. It is possible that studies on the effects of TRT could demonstrate these or other health risks. This, as well as negative publicity about the risks of hormone replacement therapy, including TRT, could adversely affect patient or prescriber attitudes and impact Testim sales. In addition, investors may become concerned about these issues and decide to sell our common stock. These factors could adversely affect our business and the price of our common stock.

Testim competes in a very competitive market, and if we are unable to compete effectively with the other companies that produce products for the treatment of urologic or sexual health disorders, our ability to generate revenues will be limited.

The pharmaceutical industry is highly competitive. Our success will depend on our ability to acquire, develop and commercialize products and our ability to establish and maintain markets for Testim or any products for which we receive marketing approval. Potential competitors in North America, Europe and elsewhere include major pharmaceutical companies, specialty pharmaceutical companies and biotechnology firms, universities and other research institutions and government agencies. The primary competition for Testim is AndroGel®, marketed by Solvay and its co-promotion partners. AndroGel was launched approximately three years before Testim. Testim also competes with other forms of testosterone replacement therapies such as oral treatments, patches, injectables and a buccal tablet. Androderm® is a transdermal testosterone patch marketed by Watson Pharmaceuticals, Inc., or Watson. Many of our competitors have more substantial resources, than we do. Accordingly, our competitors may:

•	develop or license products or other novel technologies that are more effective, safer or less costly than Testim or product candidates that are being developed by us;

•	obtain regulatory approval for products before we do; or

•	commit more resources than we can to developing, marketing and selling competing products.

Additional mergers, acquisitions and strategic alliances in the pharmaceutical industry may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances made in the commercial applicability of technologies and greater availability of capital for investment in these fields. In addition, other companies are developing other new treatments for hypogonadism, including a new gel, a testosterone cream, a long-acting testosterone injection, an oral therapy, new isomer of an old product for centrally mediated treatment of primary hypogonadism, as well as a new class of drugs called Selective Androgen Receptor Modulators (SARMs). These products are in development and their future impact on the treatment of testosterone deficiency is unknown.

If other pharmaceutical companies develop generic versions of any products that compete with our commercialized products or any of our products, our business may be adversely affected.

Other pharmaceutical companies may develop generic versions of any products that compete with our commercialized products or any of our products that are not subject to patent protection or other proprietary rights. For example, because the ingredients of Testim are commercially available to third parties, it is possible that competitors may design formulations, propose dosages or develop methods of administration that would be outside the scope of the claims of one or more, or of all, of the patent rights that we in-license. This would enable their products to effectively compete with Testim. Governmental and other pressures to reduce pharmaceutical costs may result in physicians writing prescriptions for these generic products. Increased competition from the sale of competing generic pharmaceutical products could cause a material decrease in revenue from our products.

The primary competition for Testim is AndroGel, marketed by Solvay, and its co-promotion partners. According to public announcements by Solvay, Watson and Par Pharmaceutical Companies, Inc., pursuant to separate settlements of patent litigation in September 2006, no generic to AndroGel will be sold until 2015. Any generic for AndroGel will not be a generic for Testim, since Testim is BX rated (or non-substitutable) with AndroGel. Other pharmaceutical companies may develop generic versions of any products that we commercialize that are not subject to patent protection or other proprietary rights. Governmental and other cost containment pressures may result in physicians writing prescriptions for these generic products.

If third-party payors do not reimburse customers for Testim or any of our product candidates that are approved for marketing, they might not be used or purchased, and our revenues and profits will not grow.

Our revenues and profits depend heavily upon the availability of coverage and reimbursement for the use of Testim, and any of our product candidates that are approved for marketing, from third-party healthcare and state and federal government payors, both in the U.S. and in foreign markets. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination the product is:

•	competitively priced;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Since reimbursement approval for a product is required from third-party and government payors, seeking this approval, particularly when seeking approval for a preferred form of reimbursement over other competitive products, is a time-consuming and costly process. Third-party payors may require cost-benefit analysis data from us in order to demonstrate the cost-effectiveness of any product we might bring to market. For any individual third-party payor, we may not be able to provide data sufficient to gain reimbursement on a similar or preferred basis to competitive products or at all. Once reimbursement at an agreed level is approved by a third-party payor, we may lose that reimbursement entirely or we may lose the similar or better reimbursement we receive compared to competitive products. As reimbursement is often approved for a period of time, this risk is greater at the end of the time period, if any, for which the reimbursement was approved. To date, we have not experienced any problems with third-party payors. This does not mean that we will not experience any problems with third-party payors in the future. We do not know what the impact of changes to reimbursement programs, including Medicare Part D, might be.

International commercialization of Testim and our product candidates faces significant obstacles.

As with Testim, we may commercialize some of our product candidates internationally on our own or through collaborative relationships with foreign partners. We have limited foreign regulatory, clinical and commercial resources. We may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Future collaborations with foreign partners may not be effective or profitable for us.

Healthcare reform measures could adversely affect our business.

The business and financial condition of pharmaceutical companies is affected by the efforts of governmental and third-party payors to contain or reduce the costs of healthcare. In the U.S. and in foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system. For example, in some countries other than the U.S., pricing of prescription drugs is subject to government control, and we expect proposals to implement similar controls in the U.S. to continue. In particular, in January 2006, new Medicare prescription drug coverage legislation (Medicare Part D) was implemented. The prescription drug program established by this legislation and future amendments or regulatory interpretations of the legislation could have the effect of reducing the prices that we are able to charge for any products we develop and sell through these plans. This prescription drug legislation and related amendments or regulations could also cause third-party payors other than the federal government, including the states under the Medicaid program, to discontinue coverage for Testim or any products we develop or to lower reimbursement amounts that they pay. The impact that this program will have on Testim will take more time to determine as the competitive environment develops.

Further federal, state and foreign healthcare proposals and reforms are likely. While we cannot predict the legislative or regulatory proposals that will be adopted or what effect those proposals may have on our business, including the future reimbursement status of any of our product candidates, the pendency or approval of such proposals could result in a decrease in our stock price or limit our ability to raise capital or to obtain strategic partnerships or licenses.

We could be negatively impacted by future interpretation or implementation of federal and state fraud and abuse laws, including anti-kickback laws, false claims laws and federal and state anti-referral laws.

We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws, false claims laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, Department of Defense and Veterans’ health programs. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws.

However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Health care fraud and abuse regulations are complex, and even minor, inadvertent irregularities can potentially give rise to claims that the law has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

We could become subject to false claims litigation under federal or state statutes, which can lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in federal health care programs. These false claims statutes include the federal False Claims Act, which allows any person to bring suit alleging the false or fraudulent submission of claims for payment under federal programs or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that companies like us may have to defend a false claim action. We could also become subject to similar false claims litigation under state statutes. If we are unsuccessful in defending any such action, such action may have a material adverse effect on our business, financial condition and results of operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

The commercialization of Testim and the clinical testing, manufacture and commercialization of our product candidates, if approved, involves significant exposure to product liability claims. We have clinical trial and product liability insurance that covers Testim and the clinical trials of our other product candidates that we believe is adequate in both scope and amount and has been placed with what we believe to be reputable insurers. We are self-insured for the first $1.0 million of liability under these policies. Our product liability policies have been written on a claims-made basis. If any of our product candidates are approved for marketing, we may seek additional coverage. We cannot predict all of the adverse health events that Testim or our product candidates may cause. As a result, our current and future coverages may not be adequate to protect us from all the liabilities that we may incur. If losses from product liability claims exceed our insurance coverage, we may incur substantial liabilities that exceed our financial resources. Whether or not we are ultimately successful in product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses. If we are required to pay a product liability claim, we may not have sufficient financial resources and our business and results of operations may be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities and our commercial product, Testim, involve the use of testosterone and large amounts of alcohol which are classified as hazardous materials and chemicals. XIAFLEX, our product candidate for the treatment of Dupuytren’s contracture, Peyronie’s disease and Frozen Shoulder syndrome is a biologic product. Biologic products may present a manufacturing health hazard due to risk of infection with the bacterial cell line used to produce the product or with potential bacteriophage contamination with the fermentation. Although we believe that our safety procedures for using, storing, handling, manufacturing and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business and financial condition. To our knowledge, we have not been the subject of any investigation by any agency or authority for failure to comply with any rules or regulations applicable to hazardous materials or chemicals. We do not maintain specific insurance for the handling of biological, hazardous and radioactive materials. We have contracts with third-party providers for the storage and disposal of hazardous waste and believe that any claims against us in these areas would be the responsibility of these third parties. However, we may be held responsible for these claims despite the fact that we have contracted with third parties for the storage and disposal of hazardous waste. If we are exposed to these types of claims, we could be held responsible for liabilities that exceed our financial resources, which could severely affect our operations.

Risks Related to the Manufacture of XIAFLEX

We have limited experience in manufacturing pharmaceutical products and may encounter difficulties in the manufacture of the active ingredient of XIAFLEX at our facility in Horsham, Pennsylvania which could materially adversely affect our results of operations or delay or disrupt our development timelines for XIAFLEX.

The manufacture of pharmaceutical products requires significant expertise and capital investment. Although we leased our facility in Horsham in order to have direct control over the manufacturing of the active ingredient of XIAFLEX, we have limited experience in manufacturing XIAFLEX or any other pharmaceutical product. We may encounter difficulties with the manufacture of the active ingredient of XIAFLEX which could materially adversely affect our results of operations or delay or disrupt our development timelines for XIAFLEX. These problems may include:

•	our ability to develop and implement an internal manufacturing capability;

•	difficulties with production and yields;

•	availability of raw materials and supplies;

•	quality control and assurance;

•	shortages of qualified personnel;

•	compliance with strictly enforced federal, state and foreign regulations; and

•	lack of capital funding.

Furthermore, our manufacturing operations expose us to a variety of significant risks, including:

•	product defects;

•	contamination of product or product loss;

•	environmental liabilities or claims resulting from our production process or contamination at our Horsham facility;

•	sudden loss of inventory; and

•	inability to manufacture products at a cost that is competitive with third party manufacturing operations.

If we are unable to gain regulatory approval for XIAFLEX, we may not have an alternate use for our Horsham facility but will be required to make payments under our lease.

We have entered into a lease for our facility in Horsham, which expires on January 1, 2017. If we are unable to gain regulatory approval for XIAFLEX, we may not have an alternate use for the manufacturing facility but will be required to make payments under our lease. As of June 30, 2007, the future minimum lease payments of this lease during its initial noncancellable term total approximately $22.7 million.

Our Horsham facility is subject to regulatory oversight, which may delay or disrupt our development and commercialization efforts for XIAFLEX.

We must ensure that all of the processes, methods, equipment and facilities employed in the manufacture of XIAFLEX at our Horsham facility are compliant with the current Good Manufacturing Practices (cGMP). The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. Compliance with cGMP requires record keeping and quality control to assure that the clinical and commercial product meets applicable specifications and other requirements. Our Horsham facility will be subject to inspection by regulatory agencies after the filing for approval of XIAFLEX with regulatory authorities. If an inspection by regulatory authorities indicates that there are deficiencies including non-compliance with regulatory requirements, we could be required to take remedial actions, stop production or close our Horsham facility, which would disrupt the manufacturing processes, limit the supplies of XIAFLEX and delay clinical trials and subsequent licensure. If we fail to comply with these requirements, we may not be permitted to sell our products or may be limited in the jurisdictions in which we are permitted to sell them.

Following licensure of our Horsham facility, noncompliance with any applicable regulatory requirements may result in refusal by regulatory authorities to allow use of XIAFLEX made at our Horsham facility in clinical trials, refusal of the government to allow distribution of XIAFLEX for commercialization, criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, prohibitions or limitations on the commercial sale of products or refusal to allow the entering into of federal and state supply contracts.

Risks Related to Our Dependence on Third-Party Manufacturers and Service Providers

Since we currently rely on third-party manufacturers and suppliers, we may be unable to control the availability or cost of manufacturing our products, which could adversely affect our results of operations.

We currently do not manufacture Testim or any of our product candidates, except for the active ingredient for XIAFLEX. Testim is manufactured for us by DPT Laboratories, Ltd., or DPT, under a contract that expires on December 31, 2010. We have qualified a back-up supplier to manufacture Testim.

Although we manufacture the active ingredient for XIAFLEX, we have contracted with Cobra Biologics Ltd., or Cobra, for the production of our clinical supply of XIAFLEX, our product candidate for the treatment of Dupuytren’s contracture, Peyronie’s disease and Frozen Shoulder syndrome.

The manufacture of pharmaceutical products requires significant expertise and capital investment. DPT, Cobra, our back-up supplier for Testim, or any other third-party manufacturer may encounter difficulties in production. These problems may include:

•	difficulties with production costs and yields;

•	availability of raw materials and supplies;

•	quality control and assurance;

•	shortages of qualified personnel;

•	compliance with strictly enforced federal, state and foreign regulations; and

•	lack of capital funding.

DPT, PharmaForm, Cobra, or any of our other third-party manufacturers may not perform as agreed or may terminate its agreement with us, which would adversely impact our ability to produce and sell Testim or our ability to produce XIAFLEX or other product candidates for clinical trials. The number of third-party manufacturers with the expertise, required regulatory approvals and facilities to manufacture bulk drug substance on a commercial scale is limited, and it would take a significant amount of time to arrange and receive regulatory approval for alternative arrangements. We may not be able to contract for the manufacturing of Testim or any of our product candidates on acceptable terms, if at all, which would materially impair our business.

In December 2006, we suspended the dosing of our ongoing phase III trials for XIAFLEX for the treatment of Dupuytren’s contracture in response to an issue related to the manufacture of clinical supplies and, as a result, the FDA placed these trials on clinical hold. The FDA lifted the clinical hold in August 2007 and cleared us to resume our XIAFLEX trials. While we believe that we have taken all appropriate remedial measures to address this issue, we cannot assure you that the issue will be remedied, or that we will not encounter similar or other issues related to the manufacture of our products and product candidates.

Any of these factors could increase our costs and result in us being unable to effectively commercialize or develop our products. Furthermore, if DPT, our back-up supplier for Testim or any other third-party manufacturer fails to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices, we may be unable to meet the demand for our products and we may lose potential revenues.

We rely on a single source supplier and a limited number of suppliers for two of the primary ingredients for Testim and the loss of any of these suppliers could prevent us from selling Testim, which would materially harm our business.

We rely on third-party suppliers for our supply of testosterone and CPD, two key ingredients of Testim. Testosterone is available to us from only two sources. We rely exclusively on one outside source for our supply of CPD. We do not have any agreements with these suppliers regarding these key ingredients. If either of the two sources that produce testosterone stops manufacturing it, or if we are unable to procure testosterone on commercially favorable terms, we may be unable to continue to produce or sell Testim on commercially viable terms, if at all. In addition, if our third-party source of CPD stops manufacturing pharmaceutical grade CPD, or does not make CPD available to us on commercially favorable terms, we may be unable to continue to produce or sell Testim on commercially viable terms, if at all. Furthermore, the limited number of suppliers of testosterone and CPD may provide such companies with greater opportunity to raise their prices. Any increase in price for testosterone or CPD may reduce our gross margins.

Due to our reliance on contract research organizations or other third parties to assist us in conducting clinical trials, we are unable to directly control all aspects of our clinical trials.

Currently, we rely in part on third parties to conduct our clinical trials for the expansion of Testim and the development of our product candidates. As a result, we have had and will continue to have less control over the conduct of the clinical trials, the timing and completion of the trials and the management of data developed through the trial than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

•	have staffing difficulties;

•	experience regulatory compliance issues; or

•	undergo changes in priorities or may become financially distressed.

These factors may adversely affect their willingness or ability to conduct our trials. We may experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Our contracts with the contract research organizations on which we currently rely are each terminable upon 30-days prior written notice. If we must replace any of these contract research organizations or any other contract research organization we may use in the future to conduct our clinical trials, our trials may have to be suspended until we find another contract research organization that offers comparable services. The time that it takes us to find alternative organizations may cause a delay in the commercialization of our product candidates or may cause us to incur significant expenses to replicate data that may be lost. Although we do not believe that the contract research organizations on which we rely offer services that are not available elsewhere, it may be difficult to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost. Any delay in or inability to complete our clinical trials could significantly compromise our ability to secure regulatory approval of the relevant product candidate and preclude our ability to commercialize the product, thereby limiting our ability to generate revenue from the sales of products other than Testim, which may result in a decrease in our stock price.

Our third-party manufacturers are subject to regulatory oversight, which may delay or disrupt our development and commercialization efforts.

Third-party manufacturers of our products or product candidates must ensure that all of the processes, methods and equipment are compliant with the current Good Manufacturing Practices, or cGMP, and conduct extensive audits of vendors, contract laboratories and suppliers. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. Compliance by third-party manufacturers with cGMP requires record keeping and quality control to assure that the product meets applicable specifications and other requirements. Manufacturing facilities are subject to inspection by regulatory agencies at any time. If an inspection by regulatory authorities indicates that there are deficiencies, third-party manufacturers could be required to take remedial actions, stop production or close the facility, which would disrupt the manufacturing processes and limit the supplies of Testim or our product candidates. If they fail to comply with these requirements, we also may be required to curtail the clinical trials of our product candidates, which are also supplied by these manufacturers, and may not be permitted to sell our products or may be limited in the jurisdictions in which we are permitted to sell them.

Approximately 94% of our product shipments are to only three customers; if any of these customers refuse to distribute Testim on commercially favorable terms, or at all, our business will be adversely affected.

We sell Testim to wholesale drug distributors and chain drug stores who generally sell products to retail pharmacies, hospitals and other institutional customers. We do not promote Testim to these customers, and they do not determine Testim prescription demand. However, approximately 94% of our product shipments during the six month period ended June 30, 2007 were to only three customers: Cardinal Health, Inc., McKesson Corporation and AmerisourceBergen Corporation. Our business would be harmed if any of these customers refused to distribute Testim or refuse to purchase Testim on commercially favorable terms to us.

It is possible that wholesalers could decide to change their policies or fees, or both, in the future. This could result in their refusal to distribute smaller volume products, or cause higher product distribution costs, lower margins or the need to find alternative methods of distributing products. Such alternative methods may not exist or may not be economically viable.

If we are unable to grow our sales, marketing or distribution capabilities or enter into agreements with third parties to perform some of these functions, we will not be able to grow our business.

As an organization, we have a limited history in sales, marketing and distribution. To directly market and distribute Testim or any of our product candidates which receive regulatory approval, we must continue to enhance our sales and marketing efforts. For our direct sales efforts, we will need to hire additional salespeople in order to grow and manage any turnover that occurs in our sales force. For some market opportunities, we may need to enter into co-promotion agreements or other licensing arrangements with pharmaceutical or biotechnology firms in order to increase the commercial success of our products.

We may not be able to grow our direct sales, marketing and distribution capabilities or enter into future co-promotion or similar licensing arrangements with third parties in a timely manner, or on acceptable terms. To the extent that we enter into future co-promotion or other licensing arrangements, our product revenues may be lower than if we directly marketed and sold our products, and some or all of the revenues we receive will depend upon the efforts of third parties, and these efforts may not be successful or our future partners may not devote sufficient resources to our products. Additionally, building marketing and distribution capabilities may be more expensive than we anticipate, requiring us to divert capital from other intended purposes or preventing us from building our marketing and distribution capabilities to the desired levels.

Risks Related to Intellectual Property

If we breach any of the agreements under which we license commercialization rights to products or technology from others, we could lose license rights that are critical to our business.

We are a party to a number of license agreements by which we have rights to use the intellectual property of third parties that are necessary for us to operate our business. In particular, we have obtained the exclusive right to develop and commercialize Testim pursuant to a license agreement with Bentley. Bentley may unilaterally terminate the agreement if we fail to make payments under this agreement and this failure continues for a period of 30 days following written notice to us by Bentley. If the agreement is properly terminated by Bentley, we may not be able to manufacture or sell Testim.

Additionally, we have obtained exclusive rights to make and sell products that are used for hormone replacement, to treat any type of urologic disorder or as a pain therapy incorporating PharmaForm’s transmucosal film technology. This agreement continues for the life of the licensed patent rights. Either party may terminate this agreement under certain events of bankruptcy or insolvency by the other party. PharmaForm may unilaterally terminate this agreement if:

•	we fail to make payments under this agreement and this failure continues for a period of 30 days following written notice to us by PharmaForm; or

•	we fail to initiate clinical trials within two years of availability of final formulation in quantities adequate for clinical testing and associated documentation for clinical trials.

If our agreement with PharmaForm is properly terminated by PharmaForm, we may not be able to execute our strategy to develop, manufacture or sell transmucosal film products. To the extent that unpatented PharmaForm trade secrets are necessary for the manufacture of the transmucosal product candidates, our license to such trade secrets would expire with the expiration of the licensed patents in 2020 or later and potentially impair our continued commercialization of our transmucosal product candidates thereafter.

We have also obtained exclusive worldwide rights from BioSpecifics to develop, market and sell products, other than dermal formulations labeled for topical administration, that contain BioSpecifics’ enzyme, which we refer to as XIAFLEX, for the treatment of Dupuytren’s contracture, Peyronie’s disease and Frozen Shoulder syndrome. We may expand the agreement, at our option, to license products which contain BioSpecifics’ enzyme for other indications, excluding dermal formulations labeled for topical administration, as they are developed by BioSpecifics or by us. This agreement continues on a product by product and country by country basis until the later of:

•	the last to expire valid claim of a patent covering such product;

•	the expiration of the regulatory period conveyed by orphan drug designation with respect to such product; and

•	12 years.

Upon expiration of the agreement pursuant to the preceding sentence, we will have a fully paid-up license to the products developed under the agreement. Either party may terminate this agreement in the event of bankruptcy or insolvency by the other party. Additionally, either party may terminate this agreement if the other party is in material breach of its obligations under the agreement which continues for a period of 90 days following receipt of written notice of such material breach. We may terminate this agreement in its entirety, or on a country by country basis, on an indication by indication basis, or on a product by product basis, at any time upon 90 days prior written notice to BioSpecifics. If this agreement is properly terminated by BioSpecifics, we may not be able to execute our strategy to develop and commercialize XIAFLEX for the treatment of Dupuytren’s contracture, Peyronie’s disease and Frozen Shoulder syndrome or to develop and commercialize future product candidates utilizing BioSpecifics’ enzyme.

We expect to enter into additional licenses in the future. These licenses may impose various development, commercialization, funding, royalty, diligence or other obligations on us. If we breach any of these obligations, the licensor may have the right to terminate the license or render the license non-exclusive, which could make it impossible for us to develop, manufacture or sell the products covered by the license.

Disputes may arise with respect to our licensing agreements regarding manufacturing, development and commercialization of any products relating to our in-licensed intellectual property, including Testim. These disputes could lead to delays in or termination of the development, manufacture and commercialization of Testim or our product candidates or to litigation.

We have only limited patent protection for Testim and our product candidates, and we may not be able to obtain, maintain and protect proprietary rights necessary for the development and commercialization of Testim or our product candidates.

Our business and competitive positions are dependent upon our ability to obtain and protect our proprietary position for Testim and our product candidates in the U.S., Europe and elsewhere. Because of the substantial length of time and expense associated with development of new products, we, along with the rest of the biopharmaceutical industry, place considerable importance on obtaining and maintaining patent protection for new technologies, products and processes. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual questions. Our and our licensors’ patents and patent applications may not protect our technologies and products because, among other things:

•	there is no guarantee that any of our or our licensors’ pending patent applications will result in issued patents;

•	we may develop additional proprietary technologies that are not patentable;

•	there is no guarantee that any patents issued to us, our collaborators or our licensors will provide us with any competitive advantage or cover our product candidates;

•	there is no guarantee that any patents issued to us or our collaborators or our licensors will not be challenged, circumvented or invalidated by third parties; and

•	there is no guarantee that any patents previously issued to others or issued in the future will not have an adverse effect on our ability to do business.

We attempt to protect our intellectual property position by filing or obtaining licenses to patent applications and, where appropriate, patent applications in other countries related to our proprietary technology, inventions and improvements that are important to the development of our business. Our PharmaForm transmucosal film product candidates are covered by a formulation patent in the U.S. only. This patent expires in 2020. Testosterone, the active ingredient in Testim, is off-patent and is included in competing TRT products. The U.S. patent that we license from Bentley covers the composition of matter and formulation of Testim and expires in June 2008. The European and Japanese patents that we license from Bentley for Testim expired in November 2006. The Canadian patents that we license from Bentley expire in January 2010. In July 2005, an additional patent covering Testim issued in Canada, and this patent is included in our license from Bentley. This patent expires in 2023. Bentley has filed a new patent application in the U.S., Europe and Japan which, if issued, could provide additional patent protection for Testim. Even if this new patent application issues in the U.S. and covers Testim, there is no guarantee that it will issue before the current Bentley U.S. patent expires in June 2008, thereby creating a gap in patent protection for Testim in the U.S. If a generic version of Testim is launched in the U.S. during such a gap in patent protection, we may not be able to halt sales of such generic after the new patent application issues and during the pendency of a patent infringement suit against generics, if ever.

XIAFLEX licensed from BioSpecifics is covered by two method of use patents in the U.S., one for the treatment of Dupuytren’s contracture and one for the treatment of Peyronie’s disease. The Dupuytren’s patent expires in 2014, and the Peyronie’s patent expires in 2019. The patents are limited to the use of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease, respectively, with certain dose ranges and/or concentration ranges. The patent relating to Dupuytren’s contracture has been the subject of a reissue application in the USPTO for, among other things, the purpose of submitting prior art that was not previously submitted during the prosecution of the Dupuytren’s patent. The USPTO issued a Notice of Allowance for this patent in May 2007. In January 2005, a patent application was filed with regard to XIAFLEX for the treatment of Frozen Shoulder syndrome. If this patent is granted, it would expire in 2026. Currently there is not enough data to establish whether any approved product for Dupuytren’s contracture or Peyronie’s disease or Frozen Shoulder syndrome will be covered by these patents. In January 2006, we filed a patent application with regard to the manufacturing process for XIAFLEX; if this patent is granted, it would expire in January 2027.

Foreign patents and pending applications may also cover these products in certain countries depending upon the concentration and dosage ranges of such products. Some countries will not grant patents on patent applications that are filed after the public sale or disclosure of the material claimed in the patent application. The U.S., by contrast, allows a one year grace period after public disclosure in which to file a patent application. Because the European patent application was filed after Testim went on the market in the U.S., our ability to obtain additional patent protection outside of the U.S. may be limited.

The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. Limitations on patent protection in some countries outside the U.S., and the differences in what constitutes patentable subject matter in these countries, may limit the protection we seek outside of the U.S. For example, methods of treating humans are not patentable subject matter in many countries outside of the U.S. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws of the U.S. In determining whether or not to seek a patent or to license any patent in a particular foreign country, we weigh the relevant costs and benefits, and consider, among other things, the market potential of our product candidates in the jurisdiction, and the scope and enforceability of patent protection afforded by the law of the jurisdiction. Failure to obtain adequate patent protection for our proprietary product candidates and technology would impair our ability to be commercially competitive in these markets. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or others.

We intend to seek patent protection whenever it is available for any products or product candidates we acquire in the future. However, any patent applications for future products may not issue as patents, and any patent issued on such products may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued on products we may acquire in the future may not be sufficiently broad to prevent third parties from commercializing competing products. If we fail to obtain adequate patent protection for our products, our ability to compete could be impaired.

Technology in-licensed by us is important to our business. We may not control the patent prosecution, maintenance or enforcement of our in-licensed technology. Accordingly, we may be unable to exercise the same degree of control over this intellectual property as we would over our internally developed intellectual property. For example, in-licensed patents for which our rights are limited to a particular field of use could be or become licensed in other fields to other licensees and, therefore, become subject to enforcement by such other licensees without our participation. Consequently, such licensed patents could be held invalid or unenforceable or could have claims construed in a manner adverse to our interests in litigation, which we would not control or to which we would not be a party. If any of the intellectual property rights of our licensors is found to be invalid, this could have a material adverse impact on our operations.

If we are not able to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm. We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. However, trade secrets are difficult to protect. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of a relationship with us. However, we may not obtain these agreements in all circumstances. Nor can we guarantee that these agreements will provide meaningful protection, that these agreements will not be breached, or that we will have an adequate remedy for any such breach. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. Others may have developed, or may develop in the future, substantially similar or superior know-how and technology. The loss or exposure of our trade secrets, know-how and other proprietary information, as well as independent development of similar or superior know-how, could harm our operating results, financial condition and future growth prospects. Many of our employees and consultants were, and many of our consultants may currently be, parties to confidentiality agreements with other companies. Although our confidentiality agreements with these employees and consultants require that they do not bring to us, or use without proper authorization, any third party’s proprietary technology, if they violate their agreements, we could suffer claims or liabilities.

We may have to engage in costly litigation to enforce or protect our proprietary technology or to defend challenges to our proprietary technology by our competitors, which may harm our business, results of operations, financial condition and cash flow.

The pharmaceutical field is characterized by a large number of patent filings involving complex legal and factual questions, and, therefore, we cannot predict with certainty whether our licensed patents will be enforceable. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. Litigation may be necessary to protect our proprietary rights, and we cannot be certain that we will have the required resources to pursue litigation or otherwise to protect our proprietary rights.

Competitors may infringe our patents or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement lawsuits, which are expensive and time-consuming. In particular, if a competitor were to file a paragraph IV certification under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, in connection with that competitor’s submission to the FDA of an abbreviated new drug application, or ANDA, for approval of a generic version of any of our products for which we believed we held a valid patent, then we would have 45 days in which to initiate a patent infringement lawsuit against such competitor. In any infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, may narrow our patent claims or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. If a court so found that one of our patents was invalid or not infringed in an infringement suit under paragraph IV of the Hatch-Waxman Act, then the FDA would be permitted to approve the competitor’s ANDA resulting in a competitive generic product.

Our ability to market our products may be impaired by the intellectual property rights of third parties.

Our commercial success will depend in part on not infringing the patents or proprietary rights of third parties. We are aware of competing intellectual property relating to the TRT gel market. While we currently believe we have freedom to operate in the TRT gel market, others may challenge our position in the future. We are also aware of at least one third-party patent relating to BioSpecifics’ enzyme that may impair BioSpecifics’ freedom to operate in the manufacture of XIAFLEX. We are also aware of third-party patents relating to PharmaForm’s transmucosal film delivery system that may impair PharmaForm’s freedom to operate in the manufacture of product candidates using a transmucosal film delivery system. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights.

Third parties could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or products. A third party might request a court to rule that the patents we in-license are invalid or unenforceable. In such a case, even if the validity or enforceability of those patents were upheld, a court might hold that the third party’s actions do not infringe the patent we in-license thereby, in effect, limiting the scope of our patent rights. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product, in which case we may be required to pay substantial royalties or grant cross-licenses to our patents. However, there can be no assurance that any such license will be available on acceptable terms or at all. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of patent infringement claims, which could harm our business.

We may not be able to obtain or maintain orphan drug exclusivity for our product candidates, and our competitors may obtain orphan drug exclusivity prior to us, which could significantly harm our business.

Some jurisdictions, including Europe and the U.S., may designate drugs for relatively small patient populations as orphan drugs. The FDA granted orphan drug status to XIAFLEX in the U.S. for the treatment of Dupuytren’s contracture and Peyronie’s disease. Orphan drug designation must be requested before submitting an application for marketing authorization. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity and specific tax credits in the U.S. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that another application to market the same drug for the same indication may not be approved, except in limited circumstances, for a period of up to 10 years in Europe and for a period of seven years in the U.S. Obtaining orphan drug designations and orphan drug exclusivity for our product candidates, including XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease, may be critical to the success of these product candidates. Our competitors may obtain orphan drug exclusivity for products competitive with our product candidates before we do, in which case we would be excluded from that market. Even if we obtain orphan drug exclusivity for any of our product candidates, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not block the approval of such competitive product. In addition, even if we obtain orphan drug exclusivity for any of our product candidates, a viable commercial market may never develop and we may never derive any meaningful revenues from the sales of these products.

If Testim or our future products or product candidates infringe the intellectual property of our competitors or other third parties, we may be required to pay license fees or cease these activities and pay damages, which could significantly harm our business.

Even though Testim and our product candidates may be covered by patents, they may nonetheless infringe the patents or violate the proprietary rights of third parties. In these cases, we may be required to obtain-licenses to patents or proprietary rights of others in order to continue to sell and use Testim and develop and commercialize our product candidates. We may not, however, be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property.

Third parties may assert patent or other intellectual property infringement claims against us, or our licensors or collaborators, with respect to technologies used in potential product candidates. Any claims that might be brought against us relating to infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages. We may not have sufficient resources to effectively litigate these claims. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from business operations. In addition, any patent claims brought against our licensors or collaborators could affect their ability to carry out their obligations to us.

Furthermore, if a patent infringement suit were brought against us, or our licensors or collaborators, the development, manufacture or potential sale of product candidates claimed to infringe a third party’s intellectual property may have to cease or be delayed. Ultimately, we may be unable to commercialize one or more of our product candidates, our patent claims may be substantially limited or may have to cease some portion of our operations as a result of patent infringement claims, which could severely harm our business.

Risks Related to Employees and Growth

If we are not able to retain our current management team or attract and retain qualified scientific, technical and business personnel, our business will suffer.

We are dependent on the members of our management team for our business success. In addition, an important element of our strategy is to leverage the development, regulatory and commercialization expertise of our current management in our development activities. Our employment agreements with our executive officers are terminable on short notice or no notice. The loss of key employees may result in a significant loss in the knowledge and experience that we, as an organization, possess and could cause significant delays, or outright failure, in the further commercialization of Testim or the development and commercialization of our product candidates. If we are unable to attract and retain qualified and talented senior management personnel, our business may suffer.

To grow we will need to hire a significant number of qualified commercial, scientific and administrative personnel. However, there is intense competition for human resources, including management in the technical fields in which we operate, and we may not be able to attract and retain qualified personnel necessary for the successful commercialization of Testim and the development and commercialization of our product candidates. As we grow, the inability to attract new employees when needed or to retain existing employees could severely limit our growth and harm our business.

Changes in the expensing of stock-based compensation have resulted in unfavorable accounting charges and may require us to change our compensation practices. Any change in our compensation practices may adversely affect our ability to attract and retain qualified scientific, technical and business personnel.

We rely heavily on stock options to compensate existing employees and attract new employees. We also have an employee stock purchase plan under which employees can purchase our common stock at a discount. The FASB has announced new rules for recording expense for the fair value of stock options and purchase rights under employee stock purchase plans. As a result of these new rules, commencing on January 1, 2006, we began expensing the fair value of stock options and purchase rights under our employee stock purchase plan, thereby increasing our operating expenses and reported losses. Although we intend to continue to include various forms of equity in our compensation plans, if the extent to which we use forms of equity in our plans is reduced due to the negative effects on earnings, it may be difficult for us to attract and retain qualified scientific, technical and business personnel.

Our operations may be impaired unless we can successfully manage our growth.

As of July 1, 2007, we had 289 full-time and 11part-time employees. In order to continue to expand Testim’s sales and commercialize our other product candidates, we currently anticipate that we will need to add some managerial, selling, operational, financial and other employees to our existing departments over each of the next two years. Expansion may place a significant strain on our management, operational and financial resources. Moreover, higher than expected market growth of Testim, the acquisition or in-licensing of additional products, as well as the development and commercialization of our other product candidates or marketing arrangements with third parties, could accelerate our hiring needs beyond our current expectations. To manage further growth, we will be required to continue to improve existing, and implement additional, operational and financial systems, procedures and controls, and hire, train and manage additional employees. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth and we may not be able to hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our business goals. In addition, our direct sales force consists of relatively newly hired employees. Turnover in our direct sales force or marketing team could adversely affect Testim and future product sales growth.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from any sale of the securities that we may sell by this prospectus and any accompanying prospectus supplement for working capital and other corporate purposes, which may include the acquisition of businesses, products, product rights or technologies. In addition, we may use any proceeds to pay existing contractual obligations and to repay indebtedness. Investors will be relying on the judgment of our management regarding the application of the proceeds from any sale of the securities.

RATIO OF EARNINGS TO FIXED CHARGES

AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK

DIVIDENDS

Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated below were as follows:

	Six Months Ended June 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges (1)	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (2)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Our earnings were insufficient to cover fixed charges by $21,898,000 for the six months ended June 30, 2007 and $45,948,000, $38,258,000, $28,518,000, $28,875,000 and $19,544,000 for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

(2)	Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $21,898,000 for the six months ended June 30, 2007 and $45,948,000, $38,258,000, $29,086,000, $33,274,000 and $24,482,000 for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations and (ii) fixed charges. Fixed charges consist of the sum of (i) interest cost (whether expensed or capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness and (ii) an estimate of the interest within rental expense (calculated based on a reasonable approximation of the interest factor). Combined fixed charges and preferred stock dividends consist of the sum of (i) fixed charges, as calculated in accordance with the immediately preceding sentence, and (ii) the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities of the Company.

THE SECURITIES WE MAY OFFER

We may, from time to time, offer under this prospectus:

•	shares of common stock,

•	shares of one or more series of preferred stock,

•	one or more series of debt securities, and

•	warrants to purchase shares of common stock or preferred stock, debt securities or any combination of such shares and debt securities,

separately, together or as units with other offered securities, in one or more offerings. The aggregate initial offering price of the offered securities will not exceed $150,000,000 (such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount).

DESCRIPTION OF THE COMMON STOCK WE MAY OFFER

The following description of our common stock is only a summary. We encourage you to read our certificate of incorporation and bylaws, which are incorporated into the registration statement of which this prospectus forms a part. We also refer you to the section of this prospectus entitled “Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws” for a discussion of certain provisions that could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. As of the date of this prospectus, we are authorized to issue up to 120,000,000 shares of common stock, par value $.01 per share. As of August 21, 2007, there were 40,048,800 shares of our common stock issued and outstanding.

Liquidation Rights

Upon voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any outstanding preferred stock.

Dividends

Holders of common stock are entitled to receive proportionately any dividends that may from time to time be declared by our board of directors in respect of our common stock out of funds legally available for the payment thereof, subject to any preferential dividend rights of outstanding preferred stock. The dividend policy is determined at the discretion of our board of directors. To date, we have not paid any cash dividends to holders of our common stock and we do not intend to pay such dividends. We instead anticipate reinvesting our earnings.

Voting Rights

Holders of common stock are entitled to one vote for share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights with respect to the election of directors.

Our stockholders may not take any action by written consent in lieu of a meeting.

Miscellaneous

Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of common stock do not have preemptive or other rights to subscribe for or purchase additional securities of ours. The transfer agent and registrar for our common stock is StockTrans, Inc. Our common stock is listed on the Nasdaq Global Market under the symbol “AUXL.”

DESCRIPTION OF THE PREFERRED STOCK WE MAY OFFER

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. We also refer you to the section of this prospectus entitled “Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws” for a discussion of certain provisions that could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult.

As of the date of this prospectus, we are authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share, of which, no shares of preferred stock are outstanding. Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Each series of preferred stock will have the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, as our board of directors determines.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent, if any, for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer under this prospectus up to $150,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial offering price of up to $150,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

The debt securities will be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a current report on Form 8-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to Auxilium Pharmaceuticals, Inc., excluding its subsidiaries.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

•	the form (including whether the debt securities will be issued in global or certificated form) and title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•

any conversion provisions, including the security into which the debt securities are convertible, the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other terms of the debt securities, which may modify, delete, supplement or add to any provision of the indenture as it applies to that series.

We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

we are the surviving corporation or the successor person (if other than us) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharging Our Obligations

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

•

we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

DESCRIPTION OF THE WARRANTS WE MAY OFFER

This section describes the general terms and provisions of the warrants we may offer and sell by this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those warrants.

We may issue warrants for the purchase of shares of our common stock or preferred stock, debt securities or any combination of such shares and debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agreement will be filed as an amendment to the registration statement of which this prospectus forms a part or filed in a current report on Form 8-K and incorporated by reference in the registration statement of which this prospectus form a part. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the aggregate number of the securities covered by the warrant;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrant;

•	the exercise price for our debt securities, the amount of debt securities upon exercise you will receive, and a description of that series of debt securities;

•	the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise;

•	the expiration date for exercising the warrant;

•	the minimum or maximum amount of warrants that may be exercised at any time;

•	a discussion of U.S. federal income tax consequences; and

•	any other material terms of the securities warrants.

After the warrants expire they will become void. The prospectus supplement will describe how to exercise warrants. The prospectus supplement may provide for the adjustment of the exercise price of the securities warrants.

Until a holder exercises warrants to purchase our common stock, preferred stock or debt securities, that holder will not have any rights as a holder of our common stock, preferred stock or debt securities by virtue of ownership of warrants.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW, OUR CERTIFICATE OF

INCORPORATION AND OUR BYLAWS

The following paragraphs summarize certain provisions of the Delaware General Corporation Law, or DGCL, our certificate of incorporation and our bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our certificate of incorporation and bylaws, copies of which are on file with the Commission and may be obtained as set forth in the section of this prospectus entitled “Where You Can Find More Information”.

General

Certain provisions of our certificate of incorporation and by-laws and Delaware law could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult, including:

•	an acquisition of us by means of a tender or exchange offer;

•	an acquisition of us by means of a proxy contest or otherwise; or

•	the removal of a majority or all of our incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Removal of Directors and Vacancies

Our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of three-fourth of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of our company.

No Cumulative Voting

Our certificate of incorporation and bylaws do not provide for cumulative voting.

Stockholder Meetings

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Undesignated Preferred Stock

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our board of directors, without obtaining further stockholder approval, to issue preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to take control of us.

Supermajority Voting for Certain Amendments to Our Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws provide that the affirmative vote of the holders of at least three-fourths of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation or bylaws described above under the headings “Removal of Directors and Vacancies” and “Stockholder Meetings”.

PLAN OF DISTRIBUTION

We may sell the securities that we may offer by this prospectus:

•	directly to one or more purchasers;

•	through agents;

•	to and through one or more underwriters;

•	to and through one or more dealers;

•	or through a combination of any such method of sale.

The distribution of securities pursuant to any applicable prospectus supplement may be effected from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	or at negotiated prices.

Each time we sell the securities described in this prospectus, the particular terms of the offering of the securities, including the following: the names of any underwriters, the purchase price and the proceeds we will receive from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial offering price, any discounts or concessions allowed or reallowed or paid to dealers, the method of distribution of the securities, any securities exchanges on which the securities of the series may be listed, and any other information we think is important, will be included in a prospectus supplement.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If an underwriter is, or underwriters are, utilized in the sale of securities, we will execute an underwriting agreement with such underwriters at the time of such sale to them. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed offering price, or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

If a dealer is utilized in the sale of securities, we will sell the securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled, under agreements that may be entered into with us, to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Any agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase the securities from us pursuant to contracts providing for payment and delivery on a future date or dates set forth in the applicable prospectus supplement. Institutions with which such contracts may be made may include, but are not limited to, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and if any of the securities being offered are also sold to underwriters, we shall have sold to such underwriters the securities not for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility with respect to the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for the securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of offered shares pursuant to such contracts.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of our securities by bidding for or purchasing any of our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if shares that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Any series of securities may be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

VALIDITY OF SECURITIES

The validity of any securities offered by us in the applicable prospectus supplement will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. The validity of any securities offered in the applicable prospectus supplement will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2006 and 2005 and for each of the years then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Auxilium Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have entered into agreements with KPMG LLP (KPMG), our former independent registered public accounting firm, pursuant to which we have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in its successful defense of any legal action or proceeding that may arise as a result of its consent to the incorporation by reference of its report on the consolidated financial statements of Auxilium Pharmaceuticals, Inc. and subsidiaries in this Registration Statement, Registration Statement No. 333-127489, No. 333-133477 and No. 333-135344 on Form S-3, Registration Statement No. 333-117595, No. 333-135347 and No. 333-144452 on Form S-8 or any registration statement that we file on or after the date hereof for which KPMG ultimately consents to the incorporation by reference therein of its report. These agreements also provide that KPMG shall not be indemnified, and shall refund to us, any amounts paid to KPMG pursuant to the indemnification provisions thereof in the event there is court adjudication that KPMG is guilty of professional malpractice, or in the event that KPMG becomes liable for any part of the plaintiff’s damages by virtue of settlement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of this information by mail from the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You should call 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s Internet website at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our Internet website at http://www.auxilium.com. We have included the SEC’s website address and our website address as inactive textual references only. Neither the contents of the SEC’s website or our website, nor any other website that may be accessed from such websites, is incorporated in or otherwise considered a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference, although not included in or delivered with this prospectus, is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and be deemed to be incorporated by reference into the prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell or de-register all of the securities covered by this prospectus. Our Commission File Number for filings we make with the SEC under the Exchange Act is 000-50855.

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (including those portions of our definitive Proxy Statement for our 2007 Annual Meeting of Stockholders incorporated therein by reference);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on March 1, 2007; June 8, 2007; June 19, 2007; July 25, 2007 and August 16, 2007;

•	all of our filings pursuant to the Exchange Act of 1934, as amended, after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

•

the description of our common stock contained in the registration statement on Form 8-A under the Exchange Act of 1934, as amended, filed with the SEC on July 16, 2004, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Attention: Investor Relations

Telephone: (484) 321-5900

This prospectus is part of our “shelf” registration statement. We filed the registration statement with the SEC under the Securities Act of 1933, as amended, to register the securities that may be offered by this prospectus, including any applicable prospectus supplement. Not all of the information in the registration statement appears in this prospectus, or will appear in any prospectus supplement. You should refer to the registration statement and to the exhibits filed with the registration statement for further information about us and the securities offered by this prospectus.

$150,000,000

AUXILIUM PHARMACEUTICALS, INC.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Warrants

, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below is an estimate (except in the case of the SEC registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the securities:

SEC registration fee	$4,605
Printing and engraving expenses	75,000
Legal fees and expenses	300,000
Accounting fees and expenses	150,000
Trustee fees and expenses	75,000
Transfer Agent fees and expenses	25,000
Blue Sky Fees	15,000
Miscellaneous	100,000

Total	$744,605

Item 15.	Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Fifth Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Fifth Restated Certificate of Incorporation provides that the Registrant will, to the maximum extent permitted under the laws of the State of Delaware, indemnify and advance expenses upon request to any person who is or was a party or threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become, a director, officer or employee of the Registrant or, at the election of the Board, an agent of the Registrant or is or was serving at the request of the Registrant as a director, officer or employee or, at the election of the Board, agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. The Registrant’s Fifth Restated Certificate of Incorporation does not require the Registrant to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16.	Exhibits

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

4.1	Fifth Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, File No. 000-50855, and incorporated by reference herein).

4.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, File No. 000-50855, and incorporated by reference herein).

4.3	Third Amended and Restated Investors Rights Agreement, dated October 31, 2003, by and among the Registrant and parties listed therein (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, Registration No. 333-114685, and incorporated by reference herein).

4.4 *	Form of Indenture.

4.5 **	Form of Certificate of Designations for Preferred Stock.

4.6 **	Form of Auxilium Pharmaceuticals, Inc. Preferred Stock Certificate.

4.7 **	Form of Debt Security.

4.8 **	Form of Warrant Agreement for Common Stock, including form of Warrant.

4.9 **	Form of Warrant Agreement for Preferred Stock, including form of Warrant.

4.10 **	Form of Warrant to Purchase Common Stock (included in Exhibit 4.8).

4.11 **	Form of Warrant to Purchase Preferred Stock (included in Exhibit 4.9).

4.12 **	Form of Warrant Agreement for Debt Securities, including form of Warrant.

4.13 **	Form of Warrant to purchase Debt Securities (included in Exhibit 4.12).

5.1 *	Opinion of Morgan, Lewis & Bockius LLP.

12.1 *	Computation of the Ratio of Earnings to Fixed Charges.

12.2 *	Computation of the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1 *	Consent of PricewaterhouseCoopers LLP.

23.2 *	Consent of KPMG LLP.

23.3 *	Consent of Morgan, Lewis & Bockius LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (included on signature pages).

25.1 **	Statement of Eligibility and Qualification on Form T-1.

*	Filed herewith.

**	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities, or where applicable, incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act, if the registrant is relying on Rule 430B of the Securities Act;

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i)(x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and;

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(b)	For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

(d) (1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective;

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

(e)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern in Chester County, Commonwealth of Pennsylvania, on August 27, 2007.

AUXILIUM PHARMACEUTICALS, INC

By:	/s/ ARMANDO ANIDO
Armando Anido
Chief Executive Officer and President

We, the undersigned officers and directors of Auxilium Pharmaceuticals, Inc. hereby severally constitute and appoint Armando Anido, James E. Fickenscher and Jennifer Evans Stacey and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Auxilium Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ARMANDO ANIDO Armando Anido	Chief Executive Officer, President and Director (Principal Executive Officer)	August 27, 2007

/s/ JAMES E. FICKENSCHER James E. Fickenscher	Chief Financial Officer (Principal Financial and Accounting Officer)	August 27, 2007

/s/ ROLF A. CLASSON Rolf A. Classon	Chairman of the Board of Directors	August 27, 2007

/s/ AL ALTOMARI Al Altomari	Director	August 27, 2007

/s/ EDWIN A. BESCHERER, JR. Edwin A. Bescherer, Jr.	Director	August 27, 2007

/s/ PHILIPPE O. CHAMBON Philippe O. Chambon, M.D., Ph.D.	Director	August 27, 2007

/s/ WINSTON J. CHURCHILL Winston J. Churchill	Director	August 27, 2007

/s/ OLIVER S. FETZER Oliver S. Fetzer, Ph.D.	Director	August 27, 2007

Signature	Title	Date

/s/ DENNIS J. PURCELL Dennis J. Purcell	Director	August 27, 2007

/s/ DENNIS LANGER Dennis Langer, M.D., J.D.	Director	August 27, 2007

/s/ RENATO FUCHS Renato Fuchs, Ph.D.	Director	August 23, 2007

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
4.1	Fifth Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, File No. 000-50855, and incorporated by reference herein).

4.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, File No. 000-50855, and incorporated by reference herein).

4.3	Third Amended and Restated Investors Rights Agreement, dated October 31, 2003, by and among the Registrant and parties listed therein (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, Registration No. 333-114685, and incorporated by reference herein).

4.4*	Form of Indenture.

4.5**	Form of Certificate of Designations for Preferred Stock.

4.6**	Form of Auxilium Pharmaceuticals, Inc. Preferred Stock Certificate.

4.7**	Form of Debt Security.

4.8**	Form of Warrant Agreement for Common Stock, including form of Warrant.

4.9**	Form of Warrant Agreement for Preferred Stock, including form of Warrant.

4.10**	Form of Warrant to Purchase Common Stock (included in Exhibit 4.8).

4.11**	Form of Warrant to Purchase Preferred Stock (included in Exhibit 4.9).

4.12**	Form of Warrant Agreement for Debt Securities, including form of Warrant.

4.13**	Form of Warrant to purchase Debt Securities (included in Exhibit 4.12).

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

12.2*	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Morgan, Lewis & Bockius LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (included on signature pages).

25.1**	Statement of Eligibility and Qualification on Form T-1.

*	Filed herewith.

**	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities, or where applicable, incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act.